Ex 16.1

[McKennon Wilson & Morgan LLP Letterhead]

July 24, 2003

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C., 20549

Gentlemen:

We have been furnished with a copy of disclosure in Item 4 of Form 8-K dated July 24, 2003 for the event that occurred on April 28, 2003, to be filed by our former client, Southern States Power Co., Inc. We agree with the statements made in response to that Item insofar as they rel a copy of disclosure in Item 4 of Form 8-K dated July 24, 2003 for the event that occurred on April 28, 2003, to be filed by our former client, Southern States Power Co., Inc. We agree with the statements made in response to that Item insofar as they rela ate to our Firm. te to our Firm.

Very truly yours,

_/s/ McKennon Wilson & Morgan, LLP_____
McKennon Wilson & Morgan LLP

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